Exhibit 4.5

K2 INC.

2051 PALOMAR AIRPORT ROAD

CARLSBAD, CA 92009

June 4, 2003

SPORTING GOODS INVESTMENT I, LP

SPORTING GOODS INVESTMENT II, LP

2601 S. Bayshore Drive, Suite 1775

Coconut Grove, FL 33133

Re: Amendment to Registration Rights Agreement.

Ladies and Gentlemen:

Reference hereby is made to (i) the Registration Rights Agreement dated as of February 14, 2003 (the “Registration Rights Agreement”; terms defined in the Registration Rights Agreement and not otherwise defined herein are used herein as therein defined) among K2 Inc., a Delaware corporation (the “Company”), Sporting Goods Investment I, LP (“SPI”) and Sporting Goods Investment II, LP (“SPII”; and, together with SPI, the “Holders”) and (ii) the documents, instruments and agreements giving effect to certain amendments to the Debentures (the “Transactions”), including without limitation the warrants to purchase 243,260 shares of the Company’s Common Stock delivered to you contemporaneously herewith.

In connection with the Transactions, the Company and the Holders hereby agree that (i) the definition of “Registrable Securities” set forth in the Registration Rights Agreement shall be amended and restated in its entirety as follows:

“Registrable Securities” means (A) the Conversion Shares (as defined in the Securities Purchase Agreement) issued or issuable upon conversion of or otherwise pursuant to the Debenture and Section 2(c) herein; (B) the Warrant Shares (as defined in the Securities Purchase Agreement) issued or issuable and any shares of capital stock issued or issuable upon exercise of the Warrants; (C) the shares of Common Stock issued or issuable and any shares of capital stock issued or issuable upon exercise of the warrants to purchase 243,260 shares of Common Stock issued by the Company to the Initial Investors on or about June 4, 2003 (the “New Warrants”); and (D) any shares of capital stock issued or issuable as a dividend on or in exchange for or otherwise with respect to any of the foregoing;

(ii) Solely with respect to the New Warrants, the “Filing Date” shall mean and refer to the date that is 60 days from the effective date of the Transactions; and (iii) solely with respect to the

New Warrants, the “Registration Deadline” shall mean and refer to the date that is 120 days from the effective date of the Transactions.

Except as expressly set forth herein, this letter shall not operate as a waiver or an amendment of any terms, conditions, rights, or privileges of the Holders under the Registration Rights Agreement. Except as expressly set forth herein, all other terms of the Registration Rights Agreement remain in full force and effect.

Please acknowledge your agreement with the foregoing by signing where indicated below and returning an executed counterpart of this letter to the undersigned.

Very truly yours,

K2 INC.

By:
Name:
Title:

AGREED AND ACKNOWLEDGED

as of the date first above written.

SPORTING GOODS INVESTMENT I, LP
By:	K-1 USA VENTURES, INC., its sole general partner

By:
Name:
Title:

SPORTING GOODS INVESTMENT II, LP
By:	K-1 HOLDINGS EQUITY I, INC., its general partner

By:
Name:
Title:

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